UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Laban P. Jackson, Jr.
   Clear Creek Properties, Inc.
2365 Harrodsburg Road, Suite B230
   KY, Lexington 40504-3300
2. Issuer Name and Ticker or Trading Symbol
   BANK ONE CORPORATION (ONE)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   4/15/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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
Common Stock        |      |      |    | |                  |   |           |12116              |D     |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
___________________________________________________________________________________________________________________________________|
Director Stoc|$36.85  |4/15/ 2|      |A   | |2000       |A  |10/15|4/15/|Common Stock|2000   |       |2000        |D  |            |
k Option (Rig|        |003    |      |    | |           |   |/2003|09   |            |       |       |            |   |            |
ht to Buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stoc|$36.75  |       |      |    | |           |   |     |05/15|Common Stock|       |       |5000        |D  |            |
k Option (rig|        |       |      |    | |           |   |     |/11  |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stoc|$41.21  |       |      |    | |           |   |     |04/16|Common Stock|       |       |2000        |D  |            |
k Option (rig|        |       |      |    | |           |   |     |/2012|            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stoc|$31.56  |       |      |    | |           |   |     |1/19/|Common Stock|       |       |4992        |D  |            |
k Option (rig|        |       |      |    | |           |   |     |13   |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stoc|$61.06  |       |      |    | |           |   |     |5/18/|Common Stock|       |       |2700        |D  |            |
k Option (rig|        |       |      |    | |           |   |     |09   |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stoc|$37.61  |       |      |    | |           |   |     |4/15/|Common Stock|       |       |1595        |D  |            |
k Option (rig|        |       |      |    | |           |   |     |17   |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stoc|$31.36  |       |      |    | |           |   |     |4/16/|Common Stock|       |       |1913        |D  |            |
k Option (rig|        |       |      |    | |           |   |     |16   |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stoc|$35.41  |       |      |    | |           |   |     |4/17/|Common Stock|       |       |795         |D  |            |
k Option (rig|        |       |      |    | |           |   |     |2011 |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stoc|$25.41  |       |      |    | |           |   |     |4/18/|Common Stock|       |       |2361        |D  |            |
k Option (rig|        |       |      |    | |           |   |     |15   |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stoc|$27.99  |       |      |    | |           |   |     |4/19/|Common Stock|       |       |1210        |D  |            |
k Option (rig|        |       |      |    | |           |   |     |14   |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stoc|$34.56  |       |      |    | |           |   |     |4/20/|Common Stock|       |       |1664        |D  |            |
k Option (rig|        |       |      |    | |           |   |     |13   |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stoc|$58.81  |       |      |    | |           |   |     |4/21/|Common Stock|       |       |1020        |D  |            |
k Option (rig|        |       |      |    | |           |   |     |18   |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stoc|$30.66  |       |      |    | |           |   |     |5/16/|Common Stock|       |1      |6749        |D  |            |
k Option (rig|        |       |      |    | |           |   |     |2010 |            |       |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Units  |2       |       |      |3   | |           |   |2    |2    |Common Stock|       |3      |14215       |D  |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Granted in lieu of $60,000 cash retainer.
2. Stock units granted under the Corporation's Director Stock Plan. Each unit represents the right to receive a share of the Corporation's common stock after Reporting Person's retirement, on a 1 for 1 basis, and dividend equivalent rights which will be reinvested in additional stock units.
3. In connection with the consolidation of certain BANK ONE CORPORATION deferred compensation plans, Director Phantom Stock Units were converted into Stock Units on a 1 for 1 basis.
SIGNATURE OF REPORTING PERSON
Laban P. Jackson, Jr.
LABAN P. JACKSON, JR.                                    By: Laurence Goldman,
Attorney-in-Fac
ct